UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest event reported): February 5, 2004.

ENCISION, INC.

(Exact name of Registrant as specified in its charter)

Colorado	0-28604	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4828 Sterling Dr., Boulder, Colorado		80301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (303) 444-2600

Item 12.    Results of Operations and Financial Condition

On February 5, 2004, Encision Inc. issued a press release announcing if financial results for the third quarter ended December 31, 2003.  The text of the press release is set forth beginning on the following page.

Encision Reports Q3 Results; 6th Consecutive

Quarter of Net Income

Boulder, Colorado, February 5, 2004  —  Encision Inc. (Amex: ECI) today reported net income in the third quarter which represents its sixth consecutive quarter of profitability.

The Company achieved revenues for its fiscal third quarter of $1,791,000, a 1 percent decrease from revenues of $1,812,000 for the quarter ended December 31, 2002.  The Company reported a net income of $3,000 or $0.00 per share, compared to a net income of $148,000 or $0.03 per share in the third quarter of last fiscal year.

Revenues for the nine months ended December 31, 2003 of $5,373,000 represented a 9 percent increase over prior fiscal year’s nine months revenues of $4,908,000.  Net income of $70,000 or $0.01 per share for the current fiscal year’s nine months compares to a net income of $153,000 or $0.03 per share for the prior fiscal year’s nine months.  Gross profit margin for the nine months just ended was 58 percent compared to 60 percent in the prior year.

“We continue to achieve solid revenue from our installed base of hospitals and the pipeline of new hospital prospects remains strong,” stated James A. Bowman, President and CEO of Encision.  “The progress of new hospital prospects through the sales continuum is slower than desired and, as a result, we have seen a lower rate of new hospital conversions during the past nine months than planned.”

“Our ongoing actions, intended to lead to results commensurate with the special potential of our AEM technology, are focused on adding independent sales reps with a dedication to growing the business through new hospital conversions,” said Mr. Bowman.  “We have trained 43 new independent reps in the past 4 months.  While it will take a number of months before they generate new hospital conversions, the combination of the new rep additions and an expanded sales management team is intended to provide the field focus necessary to achieve market gains.”

“Despite the number of new hospital conversions being less than our goal, the Company’s operations and business model are providing profitable results,” added Mr. Bowman.  “The ongoing revenue from our installed base of hospitals remains solid due to strong customer retention.”  Over 400 hospitals have used AEM® Surgical Instruments to advance patient safety and patient outcome in minimally-invasive surgery.

On January 20, 2004, Encision Inc. was approved for listing by the American Stock Exchange (Amex) and the Company’s common stock now trades on Amex under symbol ECI.

Encision Inc. designs and manufactures innovative surgical devices that allow the surgeon to optimize technique and patient safety during a broad range of surgical procedures.  Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

ENCISION INC.

Results of Operations

(Unaudited)

	For Three Months Ended December 31,
	2003	2002

Net Revenue	$1,790,849	$1,812,053
Cost of Revenue	$731,853	$754,117
Gross Profit	$1,058,996	$1,057,936
Gross Margin	59%	58%
Operating Expenses	$1,057,168	$910,109
Operating Income	$1,828	$147,827
Net Income	$3,142	$148,362
Basic and Diluted Net Income per Share	$0.00	$0.03

	For Nine Months Ended December 31,
	2003	2002

Net Revenue	$5,372,808	$4,908,318
Cost of Revenue	$2,236,571	$1,952,973
Gross Profit	$3,136,237	$2,955,345
Gross Margin	58%	60%
Operating Expenses	$3,062,410	$2,806,682
Operating Income (Loss)	$73,827	$148,663
Net Income (Loss)	$69,882	$152,984
Basic and Diluted Net Income per Share	$0.01	$0.03

ENCISION INC.
Balance Sheet
(Unaudited)

	December 31, 2003	March 31, 2003

Cash and Cash Equivalents	$1,212,333	$585,552
Current Assets	3,495,794	2,523,612
Total Assets	3,986,303	2,933,129
Current Liabilities	885,044	926,781
Shareholders’ Equity	3,081,646	2,006,348
Total Liabilities and Shareholders’ Equity	$3,986,303	$2,933,129

CONTACT: Marcia McHaffie, Controller of Encision Inc., 303-444-2600 ext. 101

SOURCE: Encision Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Encision Inc.

Date: February 6, 2004	/s/ Marcia K. McHaffie
Marcia K. McHaffie
Controller
Principal Accounting Officer